Exhibit 99.1

Press Contacts:	Ernie Knewitz	Cristal Downing
	(732) 524-6623	(732) 524-3283
	(917) 697-2318 (M)	(908) 616-8833 (M)

Investor Contacts:	Christopher DelOrefice	Lesley Fishman
	(732) 524-2955	(732) 524-3922

Johnson & Johnson Announces
Dividend Increase of 5.6%

New Brunswick, N.J. (April 25, 2019) - Johnson & Johnson today announced that its Board of Directors has declared a 5.6% increase in the quarterly dividend rate, from $0.90 per share to $0.95 per share. The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, N.J.
“In recognition of our 2018 results, strong financial position and confidence in the future of Johnson & Johnson, the Board has voted to increase the quarterly dividend for the 57th consecutive year,” said Alex Gorsky, Chairman and Chief Executive Officer of the company.
At the new rate, the indicated dividend on an annual basis is $3.80 per share compared to the previous rate of $3.60 per share. The next quarterly dividend is payable on June 11, 2019 to shareholders of record as of the close of business on May 28, 2019. The ex-dividend date is May 24, 2019.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.
# # #